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                                 EXHIBIT 99.2

                                                           FOR IMMEDIATE RELEASE

LYONDELL ANNOUNCES 1996 CAPITAL BUDGET OF $125 MILLION

    HOUSTON, January 30, 1996--The Board of Directors of Lyondell Petrochemical Company (NYSE:LYO) has approved a 1996 capital budget of $125 million. Petrochemical projects account for $79 million of the total, and $46 million is budgeted for projects at the company's affiliate LYONDELL-CITGO Refining Company, Ltd (LCR). In addition to the $125 million capital budget, Lyondell will provide funding in the range of $100 million for LCR's major refinery upgrade project.
    Actual capital spending in 1995 totaled $168 million, excluding the acquisition of the Alathon high-density polyethylene business. Lyondell's portion of the expenditures for the LCR upgrade project in 1995 was an additional $25 million.
    About 25% of the 1996 petrochemical budget is for the completion of three previously announced capacity expansions: an approximately 7% increase in olefins capacity in Channelview, a 33% increase in polypropylene capacity at LaPorte, and a near-doubling of alkylation capacity at Channelview. Other major petrochemical projects include process control upgrades at several operating units.
    "This year, we are completing important expansions of our capacity and enhancing our operating capabilities and efficiency," said Bob G. Gower, chairman and chief executive officer of Lyondell. "Several of these projects complement Lyondell's recent acquisitions and new product developments in the polymers area."
    As in previous years, most of the spending at LCR other than the upgrade project is for environmental, health and safety projects. It is expected that Lyondell will provide about half of the $46 million budgeted for LCR from its own cash flow, with the remainder funded from a restricted cash reserve and from CITGO's reinvested earnings during 1996.
    The refinery upgrade project, which will increase LCR's ability to process very heavy crude oil from Venezuela, is expected to be operational in early 1997.
    The cost estimate for the upgrade project, previously estimated at $980 million, is currently undergoing further study and could be increased. The revised cost estimate will depend on a number of factors, including the impact of scheduling decisions. Any increase is expected to be less than 10%.
    Spending from project inception in 1993 to the end of 1995 has been $602 million, including $458 million last year. CITGO contributions and external borrowing have provided the majority of the project funding to date. Present funding is 50% borrowing and 25% each from CITGO and Lyondell. This current funding plan will apply for a total upgrade project cost of up to $1 billion, and results in Lyondell's 1996 share of approximately $100 million. If total spending on the upgrade project exceeds $1 billion, Lyondell expects to fund one-half of these additional costs. Lyondell has already gained significant benefits from the venture agreement and expects that earnings and cash flow from the refinery will be further enhanced upon completion of the upgrade project.
    Lyondell Petrochemical Company produces a wide variety of petrochemicals, including olefins (primarily ethylene, propylene, butadiene, butylenes and specialty products), methanol, MTBE, and polymers (Alathon(R) high-density polyethylene, polypropylene and low-density polyethylene). Lyondell currently has an approximately 90% participation interest in LYONDELL-CITGO Refining Company Ltd. (LCR), which produces refined petroleum products including gasoline, heating oil, jet fuel, aromatics and lubricants.

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